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September 14, 2007

Munder Series Trust

480 Pierce Street

Birmingham, Michigan 48009

Ladies and Gentlemen:

This opinion is given in connection with the filing by Munder Series Trust, a Delaware statutory trust (“Trust”), of the Trust’s Registration Statement on Form N-14 (“Registration Statement”) under the Securities Act of 1933, as amended, relating to the issuance of Class A shares of beneficial interest of the Munder Internet Fund, a separate series of the Trust (“Internet Fund”), in connection with the acquisition by the Internet Fund of all of the assets and the assumption by the Internet Fund of all of the known liabilities of The Munder @Vantage Fund, a closed-end management investment company organized as a Delaware statutory trust, in exchange for Class A shares of the Internet Fund (“Reorganization”). The authorized Class A shares of beneficial interest of the Internet Fund are hereinafter referred to as the “Shares.”

We have examined the following Trust documents: (1) the Trust’s Declaration of Trust, as amended; (2) the Trust’s By-Laws; (3) the Registration Statement, including the Form of Agreement and Plan of Reorganization included therein; (4) pertinent provisions of the laws of the State of Delaware; and (5) such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1.	The Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2.	The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses our opinion as to the Delaware statutory trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than

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as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to Dechert LLP (1) under the caption “Legal Matters” in the combined proxy statement/prospectus which is included in the Registration Statement, and (2) under the caption “Legal Counsel” in the Statement of Additional Information, which is incorporated by reference into the combined proxy statement/prospectus. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP